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                             Homestead Funds, Inc.
                             4301 Wilson Boulevard
                           Arlington, Virginia  22203
                                 (800) 258-3030



                                        February 27, 1996


Homestead Funds, Inc.
4301 Wilson Boulevard
Arlington, Virginia  22203

RE:  Rule 24f-2 Notice
     Opinion of Counsel

Dear Sirs:

     This is in response to the request for an Opinion of Counsel in connection with the filing of a Rule 24f-2 Notice, pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940.

     The undersigned has acted as Counsel to Homestead Funds, Inc. (the "Registrant") since its organization, and in so acting has examined a copy of the Articles of Incorporation and By-Laws of the Registrant, the Rule 24f-2 Notice, copies of the records, agreements and other documents deemed necessary to form a basis for the opinion hereinafter expressed.

     Based upon the foregoing, it is the opinion of the undersigned that the shares referred to in the Rule 24f-2 Notice were validly issued, fully paid and non-assessable. Permission is granted to the filing of this opinion with the Rule 24f-2 Notice referred to above.

                                        Sincerely,

                                        /s/William P. McKeithan
                                        Counsel